EXHIBIT 99

NAVISTAR FINANCIAL CORPORATION
TRUCK RETAIL NOTE & LEASE LOSSES
Loss Delinquency Data

	Fiscal Year Ended October 31
In millions of dollars, except ratios	2000	2001	2002	2003	2004	2005

Gross Retail Note Balances	$ 3,066	$ 2,720	$ 2,529	$ 2,535	$ 2,827	$ 3,328
Gross Lease Balances	554	531	453	365	328	298
Gross Balance Outstanding at
end of Period	$ 3,620	$ 3,251	$ 2,982	$ 2,900	$ 3,154	$ 3,626
Percentage of Gross Balance
Outstanding 31-60 days at end of Period (2)	3.41%	3.81%	2.57%	2.41%	1.95%	1.10%
Outstanding over 60 days at end of Period	1.39%	1.16%	0.54%	0.38%	0.31%	0.37%

Average gross balance of retail	$ 3,417	$ 3,456	$ 3,064	$ 2,873	$ 2,944	$ 3,341
notes and leases

Net losses (recoveries):
NFC	$ 12.2	$ 23.4	$ 19.8	$ 14.7	$ 10.5	$ 6.8
ITEC	22.5	37.3	38.2	24.1	10.4	6.6
Combined	$ 34.7	$ 60.7	$ 58.0	$ 38.8	$ 20.9	$ 13.4

Liquidations minus net losses:	$ 1,470	$ 1,503	$ 1,435	$ 1,338	$ 1,318	$ 1,355

Net losses (recoveries) as a
percentage of liquidations
minus net losses:
NFC	0.83%	1.56%	1.38%	1.10%	0.80%	0.50%
ITEC	1.53%	2.48%	2.66%	1.80%	0.79%	0.49%
Combined	2.36%	4.04%	4.04%	2.90%	1.59%	0.99%

Net losses (recoveries) as a
percentage of average gross
balance:
NFC	0.36%	0.68%	0.65%	0.51%	0.36%	0.20%
ITEC	0.66%	1.08%	1.25%	0.84%	0.35%	0.20%
Combined	1.02%	1.76%	1.90%	1.35%	0.71%	0.40%

Repossessions as a percentage
of average gross balance	2.80%	4.47%	2.88%	2.86%	1.42%	0.86%

(2) Retail notes only

For purposes of the table set forth above:

• “Gross Balance” means, (a) with respect to a retail note as of a specified date, the unpaid principal balance thereof as of such date plus for a retail note classified by Navistar Financial Corporation, as servicer, as a “finance charge included contract,” the finance charges included in the payments due on or after such date and (b) with respect to a retail lease, the aggregate remaining periodic rental payments plus the residual payment, which, for such purposes, shall be assumed to be made on the last day of the lease term.

• “Gross Balance Past Due” means the aggregate Gross Balance for all retail notes and retail leases owned or serviced by Navistar Financial Corporation that have installments past due by the indicated number of days (other than liquidating receivables).

• “Liquidations” means, with respect to the related period, the aggregate Gross Balance of receivables outstanding at the beginning of the period plus the aggregate Gross Balance of receivables acquired during the period, minus the aggregate Gross Balance of receivables outstanding at the end of the period.

• “Net Losses” means, (a) with respect to all retail notes written off during the period, the sum of the unpaid principal balances thereof plus accrued and unpaid interest at the time of repossession of the truck(s), truck chassis, bus(es) or trailer(s) securing all the written-off retail notes, net of all recoveries with respect to those retail notes and (b) with respect to all retail leases written off during the period, the outstanding capitalized cost plus accrued and unpaid interest at the annual percentage rate of those retail leases at the time of repossession, net of all recoveries with respect to such retail leases.